Exhibit 99.1

Filed pursuant to Rule 425 under the Securities Act of 1933, as amended,

and deemed filed pursuant to 14a-12 under the

Securities Exchange Act of 1934, as amended

Filing Person: POZEN Inc.

Commission File No.: 000-31719

POZEN ANNOUNCES EFFECTIVENESS OF ARALEZ REGISTRATION STATEMENT ON FORM S-4 AND PROVIDES UPDATE ON KEY MILESTONES FOR 2016

-POZEN schedules stockholder meeting for February 2, 2016-

-Plan to re-file YOSPRALA™ New Drug Application early in the second quarter; Approval and launch targeted in fourth quarter-

CHAPEL HILL, NC — December 28, 2015 — POZEN Inc. (“POZEN”) (NASDAQ: POZN) today announced that the registration statement on Form S-4 filed by Aralez Pharmaceuticals Inc. (“Aralez”) on December 14, 2015 with the U.S. Securities and Exchange Commission (SEC) has been declared effective. Pozen also announced that it has scheduled its stockholder meeting in connection with the pending transaction with Tribute Pharmaceuticals Canada Inc. (“Tribute”) for February 2, 2016. The company also provided updates on several key milestones for YOSPRALA™ and Fibricor®.

POZEN is targeting submission of the New Drug Application (“NDA”) for its investigational drug candidates PA8140/PA32540 (aspirin and omeprazole) delayed release tablets, also referred to as YOSPRALA, with the Food and Drug Administration (“FDA”) early in the second quarter of 2016, focusing its efforts toward using its previously designated secondary aspirin active pharmaceutical ingredient (“API”) supplier as its primary supplier in connection with this NDA. Significant progress has been made with this supplier which is a global leader in aspirin manufacturing. POZEN will consider the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Assuming the Tribute transaction closes shortly after the POZEN shareholder meeting, the company also plans to begin promoting Fibricor in April with a 20 to 25 person sales force ahead of the expected fourth quarter launch of YOSPRALA.

POZEN also announced that the FDA has completed re-inspection of the manufacturing facility of its previously designated primary aspirin API supplier and issued an additional 483 notice, citing numerous observations. In an effort to respond to these FDA observations as quickly as possible, the supplier has decided to voluntarily stop production at this facility, thereby allowing the manufacturer to focus its available resources on remediating these observations. Production at this facility is expected to resume on or about February 29, 2016.

“We are pleased to provide clarity on the timing of our transaction with Tribute and on other important milestones, including those relating to YOSPRALA and Fibricor,” said Adrian Adams, Chief Executive Officer of POZEN Inc. “We spent considerable time working with our previously designated secondary aspirin API supplier as a back-up option and we are now pleased to move forward with them as the primary source of our aspirin. We fully support the former primary supplier’s decision to dedicate all of its efforts to remediate the FDA 483 observations and look forward to having them continue as an additional supplier providing they are able to remediate the issues identified by the FDA. Most importantly, we believe that we remain on track for potential approval and launch of YOSPRALA in 2016.”

Form S-4 / Proxy Statement Details

The Form S-4, which includes a proxy statement of POZEN, related to the Tribute transaction described below and securities to be issued by Aralez to the securityholders of POZEN in connection with this transaction, was declared effective on December 28, 2015. The Form S-4 is available on the SEC’s website, and may be accessed at http://www.sec.gov/Archives/edgar/data/1660719/000104746915009181/0001047469-15-009181-index.htm. Upon completion of the Tribute transaction, which is expected to occur in early February 2016, the combined company will be named Aralez Pharmaceuticals Inc. and will be domiciled in Canada.

POZEN’s special meeting of its stockholders will be held on February 2, 2016 at 8:30 a.m. EST, at the offices of DLA Piper LLP (US) at 1251 Avenue of the Americas, New York, New York 10020. This meeting is being held to seek stockholder approval of the transaction agreement and related matters. POZEN is expected to immediately begin mailing a proxy statement/prospectus to its stockholders. This proxy statement/prospectus on Form S-4 will provide information for POZEN stockholders related to the transaction as well as instructions for POZEN stockholders on voting. POZEN’s stockholders of record as of the close of business on December 23, 2015 are entitled to vote at the POZEN stockholder meeting.

The Board of Directors of POZEN has unanimously recommended that POZEN stockholders vote to approve the transaction to be considered at POZEN’s special meeting of its stockholders and the other proposals set forth in the proxy statement/prospectus on Form S-4.

Transaction Terms and Structure

POZEN has formed a new company, Aralez Pharmaceuticals Inc. (“Aralez”), organized under the laws of British Columbia, Canada. A Canadian subsidiary of Aralez will merge with Tribute, through a three-cornered amalgamation in a plan of arrangement, with Tribute surviving as a wholly-owned subsidiary of Aralez. Similarly, an indirect U.S. subsidiary of Aralez will merge with POZEN, with POZEN surviving as an indirect wholly-owned subsidiary of Aralez. At closing, each share of POZEN common stock will be converted into the right to receive one Aralez common share and each common share of Tribute (other than dissenting shares) will be exchanged for 0.1455 of an Aralez common share. This exchange ratio remains unchanged from the ratio announced when the parties initially entered into the agreement and plan of merger. As a result of the proposed transaction and before giving effect to the contemplated financing, stockholders of POZEN will own approximately 64 percent of Aralez and shareholders of Tribute will own approximately 36 percent of Aralez, in each case prior to giving effect to any exercise of any outstanding options or warrants or vesting and delivery of any restricted stock units of either company after the date hereof. As of December 7, 2015, POZEN had approximately 33.2 million common shares outstanding and 39.3 million fully diluted shares and Tribute had approximately 126.2 million common shares outstanding and 163.4 million fully diluted shares. The transaction is expected to be taxable to the POZEN stockholders.  It is a condition of closing that the common shares of Aralez be approved for listing on the NASDAQ and conditionally approved on the TSX.

Additional Information and Where to Find It

INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED PRELIMINARY AND DEFINITIVE PROXY/PROSPECTUS AS THEY CONTAIN IMPORTANT INFORMATION ABOUT ARALEZ, POZEN, TRIBUTE AND THE PROPOSED TRANSACTION. Investors and securityholders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov.  Investors and securityholders may obtain free copies of the documents filed by POZEN and Aralez with the SEC on POZEN’s website at www.POZEN.com under the heading “Investors” and then under the heading “SEC Filings”.

POZEN and Aralez and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of POZEN and shareholders of Aralez in connection with the proposed transaction. Information regarding the special interests, if any, of these directors and executive officers in the proposed transaction are included in the proxy statement/prospectus. Additional information regarding the directors and executive officers of POZEN and Tribute is contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2014 filed with the SEC.

This communication does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to subscribe for or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

For full prescribing information refer to the individual product websites.

About POZEN

POZEN is a specialty pharmaceutical company that has historically focused on developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

On June 2, 2015, POZEN announced the formation of Aralez Pharmaceuticals Trading DAC (formerly “Pozen Limited”), a wholly-owned Irish subsidiary, to expand its geographic footprint and increase its global presence, including potential international sales, manufacturing and product development.

POZEN’s common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About Tribute

Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%), Fiorinal®, Fiorinal® C, Visken®, Viskazide®, Collatamp® G, Durela®, Proferrin®, Iberogast®, MoviPrep®, Normacol®, Resultz®, Pegalax®, Balanse®, Balanse® Kids, Diaflor™, Mutaflor®, and Purfem® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive U.S. rights to Fibricor® and its related authorized generic. In addition, it has the exclusive U.S. rights to develop and commercialize Bezalip® SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval. Tribute also has the Canadian rights to ibSium®, which was approved in Canada in June 2015 and two additional pipeline products including Octasa® and BedBugz™, both of which are pending submission to Health Canada.

Tribute’s common shares are traded on the TSX Venture Exchange under the symbol “TRX” and on the OTCQX International under the symbol “TBUFF”. For more detailed company information, including copies of this and other press releases, please visit www.tributepharma.com.

Cautionary Language Concerning Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements under applicable securities laws, including, but not limited to, statements related to the anticipated consummation of the business combination transaction among Aralez, POZEN and Tribute and the timing and benefits thereof; the combined company’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, competitive position, anticipated product portfolio, development programs and management structure; the anticipated timing of the YOSPRALA NDA filing; plans to submit the YOSPRALA NDA using the previously designated secondary aspirin API supplier as the primary supplier; the NDA application plan including the submission of both manufacturers as alternatives; production at the former primary supplier’s manufacturing facility resuming on or before February 29, 2016; the proposed listing on the NASDAQ and TSX and other statements that are not historical facts.  These forward-looking statements are based on POZEN’s and Tribute’s current assumptions and expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the parties’ ability to complete the combination and anticipated equity and debt financings on the proposed terms and schedule; the combined company meeting the listing requirements on the NASDAQ and Toronto Stock Exchange; risk that Aralez may be taxed as a U.S. resident corporation;  risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the combined company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the combined company’s shares could decline, as well as other risks related to POZEN’s and Tribute’s business, including POZEN’s inability to build, acquire or contract with a sales force of sufficient scale for the commercialization of YOSPRALA™ in a timely and cost-effective manner, the parties’ failure to successfully commercialize product candidates; costs and delays in the development and/or FDA approval of the parties’ product candidates (including YOSPRALA), including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of POZEN’s or Tribute’s product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of its product candidates; the inability to maintain or enter into, and the risks resulting from POZEN’s dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including its dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®; POZEN’s dependence on Patheon for the manufacture of YOSPRALA 81/40 and YOSPRALA 325/40; the ability of POZEN and Tribute to protect their intellectual property and defend their patents; regulatory obligations and oversight; POZEN’s inability to manufacture products and reliance upon third-party manufacturers to supply it with product candidates and commercial products, including YOSPRALA; POZEN’s ability to complete the YOSPRALA NDA filing within the anticipated timeline; the ability of POZEN’s third-party manufacturers to comply with cGMP regulations or other FDA regulatory requirements; POZEN’s ability to qualify the primary or secondary aspirin API suppliers; the ability of POZEN’s now secondary supplier to resolve the FDA 483 observations and resume manufacturing operations; delays in obtaining FDA approval of one or both of POZEN’s aspirin API suppliers; the ability of our contract manufacturers to maintain required regulatory approvals and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in POZEN’s SEC filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequent Quarterly Reports on Form 10-Q, and in Tribute’s SEC filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequent Quarterly Reports on Form 10-Q. The parties undertake no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in their expectations.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:

POZEN Inc.

Bill Hodges, Chief Financial Officer

919-913-1030

Nichol Ochsner

Executive Director, Investor Relations

& Corporate Communications

919-913-1030